Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
July 22, 2016

Our 2nd quarter financial results are in line with our expectations. They reflect our ability to make orderly transitions when market conditions shift. Our people are demonstrating operating flexibility as they confront the challenges associated with today’s business environment.

Given the diversity of Trinity’s portfolio of businesses and the uncertainty within various sectors of the industrial economy, I anticipate each quarter will have unique challenges. The oversupply of railcars and barges has continued to keep demand for new equipment at lower than normal levels. I am pleased with the $940 million order we received for wind towers in the 2nd quarter. Our electric transmission towers business is experiencing early signs of improvement in demand for its products, and our construction products businesses are doing well.

Timing plays an important role in today’s market. Strategic buyers of large capital goods historically place orders during markets with low demand levels. They closely monitor economic conditions and look for attractive pricing on orders. Our businesses are highly focused on engaging with customers so they will be positioned to negotiate transactions when customers need our products.

The backlogs our businesses built during the recent upcycle have been instrumental for an orderly transition to lower production levels. In addition, the growth of our railcar leasing business and the diversification of our manufacturing businesses are providing value.

Contractions in business are never pleasant. When we make reductions in the size of our business, we always keep in mind the human aspect associated with these decisions, as well as the long-term effects. Our decisions affect the lives of our employees and their families, as well as the future of our company. We take this responsibility very seriously.

Our businesses know how to operate in fluctuating markets, and I am highly confident of our ability to successfully navigate through the various stages of the business cycle. During my 41 years with the company, we have experienced a number of business cycles. In my opinion,
Trinity is much stronger today, both operationally and financially, than we have been in previous downturns.

In the current market environment, our near term priorities center around cost control, obtaining orders and opportunistic investment. First, we are highly focused on repositioning, streamlining, and aligning our manufacturing operations and cost structure with current market demand. We have historically emerged from a downturn as a stronger Company with new ideas and methods for operating at a lower cost level. Secondly, our team is focused on utilizing our manufacturing flexibility to obtain orders for our products. And finally, we continue to dedicate resources to identify new opportunities that align with our corporate vision of being a premier diversified industrial company. I am confident in our abilities to improve our Company as we successfully navigate the current complexities within our business environments.

Our corporate business model is designed to generate value through our ownership and management of industrial companies that benefit by being part of Trinity. We have a history of accumulating cash during strong market cycles, so we are positioned to make strategic investments during weaker cycles. Today, our strong balance sheet positions us to be opportunistic.

In the area of acquisitions, we are utilizing an opportunistic approach similar to the strategic buyers of capital goods I mentioned earlier. We continuously search, analyze and discuss acquisition opportunities that fit our criteria. We look at businesses that have products, services, technology and / or competencies that will enrich our industrial manufacturing platform, as well as our railcar leasing business. We are disciplined in our approach, we wait until we believe the timing is right, then move opportunistically. Right now, we do not have anything that we are close to announcing. In the past, when demand for industrial products has stayed at low levels for extended periods of time, interesting opportunities have surfaced. We are closely monitoring this situation.

Overall, I am pleased with our Company’s ability to successfully transition when market conditions shift. We strive to do our best in every market environment, and constantly work at strengthening our Company’s competitive position. Our accomplishments are due to the capabilities and expertise of our dedicated employees, our ability to respond effectively to shifts in demand and our ongoing commitment to provide high quality products and services to our customers. I’ll now turn it over to Bill for his comments.